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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      -----------------------------------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      -----------------------------------

                           NCI BUILDING SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                                   76-0127701
        (State or other                              (I.R.S. Employer
        jurisdiction of                              Identification No.)
        incorporation)


                                7301 FAIRVIEW
                            HOUSTON, TEXAS  77041
                  (Address of principal executive offices)

      Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                      Name of each exchange on which
      to be so registered                      each class is to be registered
      -------------------                      ------------------------------

      Common Stock, $0.01 Par Value            New York Stock Exchange

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), check the following box.  [   ]

         Securities Act registration statement file number to which this form relates: ___________ (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                 Title of Class
                                 --------------

                                      None
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Item 1.  Description of Registrant's Securities to be Registered.

         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), of which 600,000 shares have been designated as Series A Junior Participating Preferred Stock and the remaining 400,000 shares my be designated by the Board of Directors with such rights and preferences as they determine. As of July 8, 1998, there were 18,024,482 shares of Common Stock outstanding and no shares of preferred stock outstanding, in each case adjusted to give effect to a 2 for 1 split of the Company's Common Stock payable on or about July 22, 1998 to holders of the Common Stock of record as of the close of business on July 8, 1998.

         The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation of the Company and Amended and Restated By-Laws of the Company.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on any matter submitted to the vote of stockholders. Notwithstanding the foregoing, certain of the Company's agreements with lenders require the consents of such parties to certain transactions such as a merger or consolidation of the Company, sale of substantially all of its assets, or amendments to its articles of incorporation or bylaws. Cumulative voting is prohibited in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their respective percentage of ownership in future offerings or sales of stock by the Company. The shares of Common Stock presently outstanding and the Common Stock offered hereby will be when issued fully paid and nonassessable.

PREFERRED STOCK

         The Company may issue Preferred Stock in one or more series and the Board of Directors may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors of the Company determines the specific rights of the holders of such Preferred Stock. Such effects, however, might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

REGISTRATION RIGHTS

         A registration rights agreement between the Company and Equus II Incorporated ("Equus") grants Equus certain rights with respect to the registration under the Securities Act of its shares of Common Stock. Under this agreement Equus can require the Company, subject to certain limitations, to file one registration statement covering all or any part of its Common Stock. In addition, whenever the Company proposes to register any of its securities under the Securities Act, Equus may require the Company, subject to certain limitations, to include its shares of Common Stock in such registration. The Company generally is required to bear all costs incurred in connection with any such registration.





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         A stock retention and registration agreement among the Company, David
B. Curtis Industries, Inc. ("Curtis Industries") and David B. Curtis grants Curtis Industries and Mr. Curtis certain rights with respect to the registration under the Securities Act of their shares of Common Stock. Under this agreement, whenever the Company proposes to register any of its securities under the Securities Act on of before November 13, 1998, Curtis Industries and Mr. Curtis may require the Company, subject to certain limitations, to include their shares of Common Stock in such registration. Curtis Industries and Mr. Curtis generally are required to bear all costs incurred in connection with the inclusion of their shares in any such registration.

ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

         The provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

         The Company's Restated Certificate of Incorporation provides that (i) the Board of Directors be divided into three classes that are elected for staggered three-year terms; (ii) stockholders may only remove a director for cause, and only by the affirmative vote of holders of not less than 80% of the outstanding voting stock of the Company; (iii) unless otherwise directed by the Board of Directors, only the Board of Directors may fill vacancies so created;
(iv) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; and (v) meetings of stockholders can be called only by the Chief Executive Officer or a majority of the Board of Directors. To be amended, these provisions require the affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Company.

         Pursuant to the Company's Restated Certificate of Incorporation, the Company's Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

         The Company's Restated Certificate of Incorporation contains a "fair price" provision that requires the approval of holders of not less than 80% of the outstanding shares of voting stock of the Company as a condition for mergers, consolidations and certain other business combinations, including management buyouts, involving the Company and any Interested Stockholder or affiliate of an Interested Stockholder. "Interested Stockholders" include holders of 10% or more of the Company's outstanding voting stock. The 80% voting requirement is not applicable to a business combination between the Company and an Interested Stockholder if the proposed transaction is approved by a majority of directors unaffiliated with the Interested Stockholder or the following conditions are met: (i) the price per share to be paid to holders of any class of stock is at least as high as the higher of the following: (a) the highest price per share paid by the Interested Stockholder for any shares of such class of stock within the two-year period immediately prior to the first public announcement of the terms of a proposed business combination; or (b) the price paid for any share of such class of stock in the transaction in which the Interested Stockholder became an Interested Stockholder; or (c) the higher of the fair market value per share of such class of stock on the date the Interested Stockholder became an Interested Stockholder or the date of the first public announcement of the terms of a proposed business combination; (ii) the consideration to be paid in the transaction for each class of stock is cash or the same form of consideration paid by the Interested Stockholder to acquire a majority of its holdings of such class of stock; (iii) between the date of the acquisition by such Interested Stockholder and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in Common Stock dividends (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder and no benefit, direct or indirect, received by such holder through loans or other financial assistance from the Company or tax credits or other tax advantages provided by the Company; and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the





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consummation of the transaction for the purpose of soliciting stockholder approval of such transaction. To be amended, these provisions require the affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Company.

         The Company's Restated Certificate of Incorporation contains a provision that allows the Board of Directors to evaluate factors other than the price offered when considering a proposed acquisition of the Company. The Restated Certificate of Incorporation permits the Board of Directors to consider the social, legal and economic effects upon the Company's employees, suppliers, customers and the communities in which the Company operates. The Board of Directors can also consider any other factors it deems relevant, including not only the consideration offered in the proposed transaction relative to market price, but also the value of the Company in a freely negotiated transaction and in relation to the estimate by the Board of Directors of the future value of the Company as an independent entity. To be amended, this provision requires the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Company.

         The Company's Amended and Restated By-Laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 75 days nor more than 85 days prior to the meeting (or if fewer than 75 days' notice or prior public disclosure of the meeting date is given or made by the Company, not later than the 10th day following the day on which the notice was mailed or such public disclosure was made). The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. For such stockholder's notice to be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the date that corresponds to 120 days prior to the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. Such notice must contain certain information specified in the Amended and Restated By-Laws. The Amended and Restated By-Laws of the Company can be amended by the stockholders of the Company only upon the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Company.

         The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the





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corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Item 2.  Exhibits.

   *     1       Form of certificate representing shares of the Registrant's common stock

         2.1 Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's registration statement number 33-45612 and incorporated herein by reference)

         2.2 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant (files as Exhibit 3.1.1 to the Registrant's registration statement number 33-45612 and incorporated herein by reference)

         2.3 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 and incorporated herein by reference)

   **    2.4     Certificate of Amendment to Restated Certificate of
                 Incorporation of the Registrant

         2.5 Amended and Restated By-Laws of the Registrant, as amended through February 5, 1992 (filed as Exhibit 3.2 to the Registrant's registration statement number 33-45612 and incorporated herein by reference)

---------------

   *    To be filed by amendment
   **   Filed herewith





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                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        NCI BUILDING SYSTEMS, INC.



                                        By: /s/ Robert J. Medlock
                                            ----------------------------------
                                            Robert J. Medlock
                                            Vice President, Chief Financial
                                            Officer and Treasurer





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                                EXHIBIT INDEX

    EXHIBIT
    NUMBER                     DESCRIPTION
    -------                    -----------
     *   1       Form of certificate representing shares of the Registrant's common stock

         2.1 Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's registration statement number 33-45612 and incorporated herein by reference)

         2.2     Certificate of Amendment to Restated Certificate of
                 Incorporation of the Registrant (files as Exhibit 3.1.1 to the Registrant's registration statement number 33-45612 and incorporated herein by reference)

         2.3     Certificate of Amendment to Restated Certificate of
                 Incorporation of the Registrant (filed as Exhibit 3.3 to the Registrant's Annual report on Form 10-K for the fiscal year ended October 31, 1994 and incorporated herein by reference)

    **   2.4     Certificate of Amendment to Restated Certificate of
                 Incorporation of the Registrant

         2.5 Amended and Restated By-Laws of the Registrant, as amended through February 5, 1992 (filed as Exhibit 3.2 to the
                 Registrant's registration statement number 33-45612 and incorporated herein by reference)

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   *    To be filed by amendment
   **   Filed herewith